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                                                                     Exhibit 8.2


                   [GIBSON, DUNN & CRUTCHER LLP - LETTERHEAD]


                                November 1, 1996

(212) 351-4000                                                     C 75259-00063


Griffin Gaming & Entertainment, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401

Ladies and Gentlemen:

          You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the "Merger") of Sun Merger Corp, a Delaware corporation ("Sub"), a direct, wholly-owned subsidiary of Sun International Hotels Limited, a corporation organized and existing under the laws of the Commonwealth of The Bahamas ("Parent"), with and into Griffin Gaming & Entertainment, Inc., a Delaware corporation (the "Company").

          In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including that certain Agreement and Plan of Merger, dated as of August 19, 1996, among Parent, Sub, and the Company (the "Merger Agreement"), and that certain Joint Proxy Statement-Prospectus of Parent and the Company (the "Prospectus").

          Our opinion set forth below assumes (i) the accuracy of the statements and facts concerning the Merger set forth in the Merger Agreement and the Prospectus, (ii) that the Merger is consummated in the manner contemplated by, and in accordance with, the terms set forth in the Merger Agreement and the Prospectus, (iii) the accuracy of (a) the representations made to us by Parent, which are set forth in the representation letter delivered to us by Parent, dated November 1, 1996, (b) the representations made to us by the Company, which are set forth in the representation letter delivered to us by the Company, dated November 1, 1996, and (c) the representations made to us by a certain shareholder of the Company, which are set forth in the representation letter delivered to us by said shareholder, dated November 1, 1996, and (iv) that the Company complies with all of the reporting requirements set forth in Treasury Regulation Sec. 1.367(a)-3T(c)(4).


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Griffin Gaming & Entertainment, Inc.
November 1, 1996
Page 2




          Based upon the facts and statements set forth above, our examination and review of the documents referred to above, and subject to the assumptions set forth above, we are of the opinion that:

          1. The Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

          2. Parent, Sub and the Company each will be treated as a party to a reorganization within the meaning of Section 368(b) of the Code.

We express no opinion concerning any tax consequences of the Merger other than those specifically set forth herein.

          Our opinion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in application laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

          We hereby consent to your filing this opinion as part of the Prospectus and to the reference to our firm appearing under the caption "Certain Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                                        Very truly yours,


                                        /s/ Gibson, Dunn & Crutcher LLP


DBR/ADP/CRB